Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

Harsco Board Elects F. Nicholas Grasberger III as Chairman

• Current Chairman David C. Everitt Appointed Lead Independent Director
• Board Elects Carolann Haznedar as new Director

CAMP HILL, PA - October 22, 2018 - Harsco Corp. (NYSE: HSC) today announced that F. Nicholas Grasberger III, President and Chief Executive Officer, has been elected Chairman of the Board of Directors, effective immediately. Mr. Grasberger succeeds David C. Everitt, who has served as Non-Executive Chairman since August 2014 and a director since 2010. Mr. Everitt has been appointed independent Lead Director.
"Nick is an outstanding leader who has been instrumental in driving Harsco’s transformation as a leader in every market in which it competes," said Mr. Everitt. "During Nick’s tenure as CEO, Harsco has strengthened its core businesses, expanded into new adjacent markets, significantly realigned its cost base, solidified its balance sheet and assembled a world-class management team. The Board is confident that under Nick’s leadership, Harsco is well-positioned to drive value for its shareholders and all stakeholders."
"I am honored and appreciative of the Board’s support, and I look forward to leading Harsco as we continue to execute on our mission to provide our customers with innovative products and services, pursue meaningful growth and create value for shareholders," said Mr. Grasberger. "On behalf of all Harsco employees, I want to thank Dave for his exemplary leadership and his contributions to our Company as Chairman. I look forward to benefitting from his continued contributions as independent Lead Director."
Additionally, the Harsco Board of Directors today announced that Carolann Haznedar has been elected as an independent Director of the Board, effective immediately. Ms. Haznedar is the recently retired Senior Vice President, Americas for DuPont Performance Materials, a global business with $6.3 billion in revenues for 2017. Ms. Haznedar has more than 30 years of management experience, leading several global businesses in different industries during her tenure at DuPont.
In total, the Board now has eight directors, seven of whom are independent. Ms. Haznedar will be a member of the company’s Audit Committee and Nominating and Corporate Governance Committee.
"We are delighted that Carolann, who has tremendous experience driving growth and innovation, has agreed to join our Board," said Mr. Grasberger. "Her deep global experience with lean organizations, identifying and developing talent, combined with her outstanding record of achieving significant profitable growth will benefit our Board, our company and our shareholders."
About Harsco Corporation
Harsco Corporation is a diversified, global engineered products and services Company serving the worldwide steel, railway and energy sectors. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

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